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                                 July 31, 1998


Fieldpoint Petroleum Corporation
1703 Edelweiss Drive
Cedar Park, Texas 78613

     Re:  S.E.C. Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to Fieldpoint Petroleum Corporation (the "Company") in connection with a Registration Statement to be filed with the United Stated Securities and Exchange Commission, Washington, D.C., pursuant to the Securities Act of 1933, as amended, covering the registration of an aggregate of 655,000 shares of the Company's $.01 par value common stock (the "Common Stock") which may be issued to Ray D. Reaves, Robert A. Manogue, Roger
D. Bryant and Frank Bracken pursuant to Director Stock Option Agreements, to Barry Gross pursuant to a Consultant Stock Option Agreement and to J. Kelly Latz pursuant to an Executive Officer Stock Option Agreement.

     In connection with such representation of the Company, we have examined such corporate records, and have made such inquiry of government officials and Company officials and have made such examination of the law as we deemed appropriate in connection with delivering this opinion.

     Based upon the foregoing, we are of the opinion as follows:

     1. The Company has been duly incorporated and organized under the laws of the State of Colorado and is validly existing as a corporation in good standing under the laws of that state.

     2. The Company's authorized capital consists of Seventy-five Million (75,000,000) shares of Common Stock having a par value of one cent ($.01) each.

     3. The 655,000 shares of the Company's common stock proposed to be issued pursuant to the Stock Option Agreements (the "Agreements") shall upon the exercise of such Options, as more fully described in the Registration Statement, be duly and validly authorized, legally issued, fully paid and nonassessable.

                                   Sincerely,



                                   Clifford L. Neuman

CLN:ms